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                                                                    EXHIBIT 99.1


                       [SAFEGUARD SCIENTIFICS, INC. LOGO]

                     DIRECTED SHARE SUBSCRIPTION PROGRAM FOR
                            eMERGE INTERACTIVE, INC.


                                 FOR HOLDERS OF
                              100 OR MORE SHARES OF
                           SAFEGUARD SCIENTIFICS, INC.
                                  COMMON STOCK
                               ON __________, 1999




           Holders of fewer than 100 shares of Safeguard Scientifics,
                   Inc. common stock on ________, 1999 are not
                     eligible to participate in this offer.


  IF YOU HAVE ANY QUESTIONS REGARDING THE DIRECTED SHARE SUBSCRIPTION PROGRAM,
   PLEASE CALL SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE AT (888) SFE-1200
                   OR THE INFORMATION AGENT AT (877) 460-4356.

     PLEASE DO NOT CALL eMERGE INTERACTIVE WITH ANY QUESTIONS REGARDING THIS
       PROGRAM. ONLY SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE OR THE
            INFORMATION AGENT WILL BE ABLE TO ANSWER YOUR QUESTIONS.
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                                                                   _______, 1999


Dear Safeguard Stockholder:

         As you may know, we are undertaking an initial public offering of the common stock of eMerge Interactive. We are permitting Safeguard Scientifics to use its Directed Share Subscription Program so that we and the selling stockholders may offer you the opportunity to buy our common stock at our initial public offering price. We will be offering all of the _____________ shares under the program.

         Safeguard has previously sent you materials describing in general terms how the program works. Set forth below is a detailed description of how the program will work in connection with our offering. Please review this description and the attached prospectus carefully in deciding whether or not you wish to invest.

Who can subscribe

         ONLY HOLDERS OF 100 OR MORE SHARES OF SAFEGUARD COMMON STOCK AS OF _________, 1999 ARE ELIGIBLE TO PURCHASE SHARES OF OUR COMMON STOCK IN THE PROGRAM. Holders of fewer than 100 Safeguard shares will not be eligible to participate in this program.

You may not transfer your subscription offer

         The offer to purchase shares in this program may only be transferred by involuntary operation of law such as death or certain dissolutions.

Number of shares for which you may subscribe

         To determine how many shares of our common stock you are eligible to purchase, divide the number of shares of Safeguard common stock that you owned as of ________, 1999 by _____ and round up to the nearest whole number. For example, if you held between _____ and _____ shares of Safeguard common stock as of this date, you may subscribe for ______shares of our common stock. You would have to have had at least _____ shares of Safeguard common stock to be eligible to subscribe for _____ shares of our common stock. You may not subscribe for a fractional share of our common stock.

Minimum Subscription Size

         The minimum subscription that we will accept for any account is for 5 shares of our common stock. THEREFORE, HOLDERS OF FEWER THAN 100 SHARES OF SAFEGUARD COMMON STOCK AS OF _________, 1999 WILL NOT BE ABLE TO PURCHASE OUR SHARES UNDER THE PROGRAM. THIS LIMIT APPLIES TO EACH OF YOUR ACCOUNTS, NOT THE AGGREGATE OF ALL OF YOUR ACCOUNTS. If as of ________, 1999 you held ___ shares of Safeguard common stock in one account and another _____ shares in a different account, we will not consider you to be the owner of 100 shares of Safeguard common stock. Since none of your accounts contained at least 100 shares of Safeguard common stock, you would not be eligible to subscribe.

         You are under no obligation to subscribe, but if you subscribe for any shares it must be for at least __ shares in each account. For example, if you held _____ shares of Safeguard common stock in a single account as of __________, 1999 and you choose to purchase our shares under the program, you may purchase between __ and __ shares.

Subscription Price

         The price per share under the program will be the same price that all investors will pay in our initial public offering. The price per share in the initial public offering will be determined by negotiations between us and the
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underwriters of our offering. The factors that we expect to consider in these negotiations are described in the attached prospectus under the heading "Plan of Distribution." We currently anticipate that the offering price will be between $______ and $_______ per share. We will inform you of the initial public offering price as described below under "How to Subscribe."

Stock Purchase Agreement with Safeguard Scientifics

         We and the selling stockholders intend to enter into a Stock Purchase Agreement with Safeguard. This agreement will provide that if all ______________ of the shares offered under the program are not purchased by Safeguard stockholders, then Safeguard will purchase the remaining shares at our initial public offering price.

How to Subscribe

         TO PURCHASE SHARES UNDER THE PROGRAM, YOU MUST ADHERE TO THE FOLLOWING
PROCEDURES:

         - Subscriptions and payments will only be accepted after we have determined our initial public offering price. Any subscriptions or payments received before then will be returned to you. We expect to determine the initial public offering price in __________ 1999, but various factors could hasten or delay us. We will close the initial public offering and stop accepting subscriptions four business days after we determine the initial public offering price.

         - Time will not permit us to notify you directly of our initial public offering price and closing date. Instead, Safeguard will take the following actions:

                  - publicize the offering price and the closing date on its Web site (www.safeguard.com) and through a press release;

                  - make every effort to notify each broker, bank, trust company or other nominee that holds shares on behalf of Safeguard stockholders of the offering price and closing date;

                  - make available an automated investor relations line (888-SFE-1200) on a 24-hour basis;

                  -        make available an information agent (877-460-4356);
                           and

                  - through its Web site, provide you with an opportunity to request e-mail notification (either directly to you or your designated representative).

                  You will have to monitor these media to know when to place your order and deliver payment.

                  ALSO, IF YOU DO NOT HOLD YOUR SAFEGUARD SHARES DIRECTLY, YOU WILL NEED TO KEEP IN CLOSE CONTACT WITH YOUR BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE THAT HOLDS YOUR SAFEGUARD SHARES ON YOUR BEHALF SINCE THEY WILL NEED TO PROCESS THE SUBSCRIPTION FOR OUR SHARES AND PAYMENT ON YOUR BEHALF.

         -        WE WILL STOP ACCEPTING ORDERS UNDER THE PROGRAM AT 5:00 P.M.
                  NEW YORK CITY TIME ON THE FOURTH BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE. Subscriptions and payments that have not been received by ChaseMellon Shareholder Services, L.L.C. by this deadline will not be honored. For example, if we determine the initial public offering price on a Thursday, ChaseMellon must receive all orders and payments by 5:00 p.m. New York City time on the following Wednesday. This deadline would be extended to the following Thursday if there was an intervening holiday on which the Nasdaq National Market was closed.

         - To place an order for our shares under this program, you will have to take the following actions:

                  - If you hold your Safeguard shares in your own name, you must complete and sign the subscription form included with this prospectus and return it with full payment to ChaseMellon. YOUR SUBSCRIPTION FORM AND PAYMENT MUST BE RECEIVED BY CHASEMELLON BEFORE 5:00 P.M.
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                           NEW YORK CITY TIME ON THE FOURTH BUSINESS DAY AFTER
                           WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE. We will not honor any subscription form received by ChaseMellon after that date.

                           We suggest, for your protection, that you deliver your subscription form and payment to ChaseMellon by overnight or express mail courier (or by facsimile transmission if you intend to wire funds) as follows:

                           By Hand Delivery:

                           ChaseMellon Shareholder Services, L.L.C.
                           Reorganization Department
                           120 Broadway - 13th Floor
                           New York, NY 10271

                           By Overnight or Express Mail Courier:

                           ChaseMellon Shareholder Services, L.L.C.
                           Reorganization Department
                           85 Challenger Road
                           Mail Drop Reorg
                           Ridgefield Park, NJ 07660

                           By Facsimile Transmission and Wire Transfer:

                           ChaseMellon Shareholder Services, L.L.C.
                           Facsimile Transmission: (201) 296-4293
                           To confirm fax, call:   (201) 296-4860
                           Wire instructions:      Wire to:            The Chase Manhattan Bank, New York, NY
                                                   ABA #:              021000021
                                                   Attention:          ChaseMellon Shareholder Services
                                                   Account:            Reorg Account 323-859577
                                                   For:                Safeguard Scientifics, Inc./eMerge
                                                   Interactive
                                                   Reference:          FBO [insert your name as it appears on the
                                                                       your subscription form]

                  - If you hold your Safeguard shares through a broker, bank, trust company or other nominee, then after we determine the initial public offering price, you will have to contact the nominee that holds your Safeguard shares if you wish to place an order and arrange for payment. WE CAUTION YOU THAT BROKERS AND OTHER NOMINEES WILL REQUIRE SOME TIME TO PROCESS SUBSCRIPTIONS FROM SAFEGUARD STOCKHOLDERS. THEREFORE, THEY MOST LIKELY WILL STOP ACCEPTING SUBSCRIPTIONS EARLIER THAN THE FOURTH BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE.

                  - YOU MUST PAY THE SUBSCRIPTION PRICE BY VALID CHECK OR MONEY ORDER IN U.S. DOLLARS PAYABLE TO "CHASEMELLON SHAREHOLDER SERVICES, L.L.C." OR BY WIRE TRANSFER. UNTIL THIS OFFERING HAS CLOSED, YOUR PAYMENT WILL BE HELD IN ESCROW BY CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         - We will provide to each broker, bank, trust company, and other nominee who holds Safeguard shares for the account of other persons copies of the preliminary and final prospectus to provide to these persons. Each of those entities will be responsible for providing you with a copy of the preliminary and final prospectus. ChaseMellon Shareholder Services will mail copies of the preliminary and final prospectus to all record holders of Safeguard common stock as of _________, 1999.
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         -        Safeguard will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions). Safeguard also will determine the acceptance of subscriptions and the aggregate price. Alternative, conditional or contingent subscriptions will not be accepted. Safeguard reserves the absolute right to reject any subscriptions not properly submitted. In addition, Safeguard may reject any subscription if the acceptance of the subscription would be unlawful. Safeguard also may waive any irregularities or conditions in the subscription for our shares, and Safeguard's interpretation of the terms and conditions of the program will be final and binding.

         - Once your Subscription Form and payment have been received and accepted, your subscription may not be revoted by you.

         - We are not obligated to give you notification of defects in your subscription. We will not consider a subscription to be made until all defects have been cured or waived. If your subscription is rejected, your payment of the exercise price will be promptly returned by ChaseMellon.

         - Sales under the directed share subscription program will close on the same business day as the closing of the sale of the other shares offered to the public. If you purchase your shares through a broker, bank, trust company or similar nominee, we expect that your purchase will be reflected in your account with the nominee as soon as practicable after the closing of these sales. Otherwise, ChaseMellon will mail a stock certificate to you as soon as practicable after the closing of these sales.

Cancellation of Initial Public Offering

         WE MAY CANCEL OUR INITIAL PUBLIC OFFERING AT ANY TIME UP UNTIL THE CLOSING. IF THE INITIAL PUBLIC OFFERING IS CANCELED, SAFEGUARD WILL PUBLICIZE THE CANCELLATION ON ITS WEB SITE AND THROUGH A PRESS RELEASE. THE PROGRAM GIVES YOU NO RIGHTS TO PURCHASE SHARES OF OUR COMMON STOCK IF WE CANCEL OUR INITIAL PUBLIC OFFERING AND ANY FUNDS PREVIOUSLY SUBMITTED BY YOU WILL BE RETURNED PROMPTLY. SAFEGUARD AND/OR EMERGE INTERACTIVE ALSO MAY CANCEL OR MODIFY, IN WHOLE OR IN PART, THE DIRECTED SHARE SUBSCRIPTION PROGRAM.

Federal Tax Consequences

         We believe that you will not be considered to have received a taxable distribution of property as a result of your having the opportunity to participate in this offering. The Internal Revenue Service is not bound by this position, and you are encouraged to consult with your tax advisors about the federal, state and other tax consequences of the program.

Stabilization

         The underwriters of our initial public offering may engage in certain transactions that stabilize the price of our common stock. We make no representation as to the direction or magnitude of any effect that these transactions may have on the price of our common stock.

Risk Factors

         Investing in our common stock involves certain risks which are disclosed on page 6 of the attached preliminary prospectus.

Certain Restrictions

         In managing the program, we and Safeguard will take reasonable steps to comply with the laws of the different countries in which Safeguard stockholders live. If compliance is too burdensome in one or more countries, Safeguard stockholders residing in those countries will not be offered the opportunity to purchase our shares under the program.

                                      * * *
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  IF YOU HAVE ANY QUESTIONS REGARDING THE DIRECTED SHARE SUBSCRIPTION PROGRAM,
       PLEASE CALL SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE AT (888)
                SFE-1200 OR INFORMATION AGENT AT (877) 460-4356.

     PLEASE DO NOT CALL eMERGE INTERACTIVE WITH ANY QUESTIONS REGARDING THIS PROGRAM. ONLY SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE OR INFORMATION
                  AGENT WILL BE ABLE TO ANSWER YOUR QUESTIONS.

                                                         Sincerely,




                                                         Charles Abraham
                                                         Chief Executive Officer